EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP VOLUNTEERS TO PARTICIPATE IN THE

U.S. TREASURY CAPITAL PURCHASE PROGRAM

WAYNE, NJ – October 24, 2008—Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, is pleased to announce that it has been chosen as one of the nation’s stronger regional banks to participate in the U.S. Treasury Department’s TARP Capital Purchase Program. On October 24, 2008, Valley was advised by the Treasury that Valley’s application under the program was approved. Valley filed an application with the Treasury under such program for the sale of $330 million in Valley nonvoting senior preferred stock to the Treasury. Valley intends to use the proceeds from this sale for general corporate purposes which include additional capital to grow lending operations and support acquisitions of other financial institutions which may become available in the current economic downturn.

Valley has no plan or current need to participate in other aspects of the Treasury’s overall TARP program, specifically the sale of troubled assets to the Treasury. However, as an added benefit to Valley customers, Valley does plan to voluntarily participate in the FDIC’s fee-based expanded insurance program which provides, without limitation, a guarantee on all of Valley’s non-interest bearing accounts through December 31, 2009.

“We view the terms of the Capital Purchase Program to be favorable and a very attractive low-cost alternative to other capital sources in today’s market,” noted Gerald H. Lipkin, Chairman, President and CEO. Mr. Lipkin added, “Although Valley is a well-capitalized organization, we believe such a program provides an excellent opportunity for healthy strong banks like Valley to participate in and support the recovery of the U.S. economy. Valley chose to voluntarily enter the program in order to shore up the Treasury’s efforts to provide additional long-term funds which should facilitate additional lending. Furthermore, the enhancement to our already solid capital position will provide strategic flexibility to our management team while promoting continued confidence in the Valley brand.”

Valley’s senior preferred shares will pay a cumulative dividend rate of five percent per annum for the first five years and will reset to a rate of nine percent per annum after year five. The shares are callable by Valley at par after three years and may be replaced if Valley were to choose to repurchase them with newly raised equity capital at any time.

In conjunction with the purchase of Valley’s senior preferred shares, the Treasury will receive warrants to purchase approximately 2.5 million in Valley common shares with an aggregate market price equal to $49.5 million or 15 percent of the senior preferred investment. The Valley common stock underlying these warrants represents less than two percent of Valley’s outstanding common shares at September 30, 2008. The exercise price will be the market price of Valley’s common stock at the time of issuance, calculated on a 20-trading day trailing average.

Valley, like other institutions, has not yet been provided with the final documentation and the closing on this purchase is subject to the execution of satisfactory definitive documentation. The purchase, according to the Treasury, will occur within 30 days of the approval and before year-end.

Valley National Bancorp (NYSE: VLY)

October 24, 2008

At September 30, 2008, Valley National Bank’s capital ratios were all above the level required to be categorized as “well capitalized.” Valley National Bank’s total risk-based capital, Tier I capital, and leverage capital were 10.12 percent, 8.41 percent, and 6.83 percent, respectively, at September 30, 2008.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with $14.3 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 195 branches in 132 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: the Treasury providing satisfactory definitive documentation, unanticipated changes in the financial markets and the resulting unanticipated effects on financial instruments in Valley’s investment portfolio; unanticipated changes in the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; the occurrence of an other-than-temporary impairment to investment securities classified as available for sale or held to maturity; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; the inability to realize expected cost savings and synergies from the Greater Community merger in the amounts or in the timeframe anticipated; material adverse changes in Valley’s operations or earnings; the inability to retain Greater Community’s customers and employees; a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; a change in legal and regulatory barriers including issues related to compliance with anti-money laundering (“AML”) and bank secrecy act (“BSA”) laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; the development of new tax strategies or the disallowance of prior tax strategies; operational risks, including the risk of fraud by employees or outsiders and unanticipated litigation pertaining to Valley’s fiduciary responsibility; and the inability to successfully implement new lines of business or new products and services.

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